Filed pursuant to Rule 433
Registration Nos. 333-130656
and 333-130656-06

Free Writing Prospectus
Dated April 10, 2008

ABS NEW ISSUE: CNH Equipment 08-A - PRICING DETAILS

CNH 08-A                   $500mm                          ** Pricing Details **
Jt Lds: BAS, BNP           Co-Mgrs: Citi,CS,DBSI,SocGen           100% Pot

Cls	Amount	WAL	Rtg(M/S/F)	Bench	Sprd	Yield	Coupon	$PX

A-1	133.000mm	0.42y	Aaa/AAA/AAA	Itp Swp	+6	2.75275	2.75275	100.00000
A-2	133.000mm	1.15y	Aaa/AAA/AAA	1mo LIB	+120			100.00000
A-3	125.000mm	2.20y	Aaa/AAA/AAA	Itp Swp	+150	4.16280	4.12	99.98466
A-4a	69.000mm	3.46y	Aaa/AAA/AAA	Itp Swp	+195	4.98416	4.93	99.99047
A-4b	25.508mm	3.46y	Aaa/AAA/AAA	1mo LIB	+195			100.0000

*BAS B&D

*Class A1 is 2a7 Eligible, All Classes ERISA Eligible

*Pricing Speed 15 CPR, 10% Call

*Expected Settlement 4/18/08

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you  the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com.  The securities may not be suitable for all investors.  Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.